FORM 8-A




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                 FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                 WNC Housing Tax Credit Fund VI, L.P., Series 13
             (Exact name of registrant as specified in its charter)


       California                                                20-2355224
(State of incorporation                                       (I.R.S. Employer
    or organization)                                         Identification No.)



                     17782 Sky Park Circle
                       Irvine, California               92614
           (Address of principal executive offices)   (Zip Code)




Securities to be registered pursuant to Section 12(b) of the Act:  None

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration file number to which this form related: 333-124115

Securities to be registered pursuant to Section 12(g) of the Act:

                      Units of Limited Partnership Interest
                                (Title of Class)




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                INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

(a)   Capital stock.

      Inapplicable

(b)   Debt securities.

      Inapplicable

(c)   Warrants and rights.

      Inapplicable

(d)   Other securities.

     WNC Housing Tax Credit Fund VI, L.P., Series 13, a California limited partnership (the "Registrant"), conducted a public offering of its units of limited partnership interest (the "Units"). The Units are the securities subject to this registration statement.

     The Registrant's governing instrument, and the instrument defining the rights, preferences and privileges of the Units, is the Registrant's Agreement of Limited Partnership (the "Partnership Agreement"), included as Exhibit B to the prospectus filed as Exhibit 2.1 hereto. All matters relating to distribution and allocation rights (prospectus heading "Profits and Losses, Tax Credits and Cash Distributions" and Article IV of the Partnership Agreement), redemption provisions (prospectus heading "Investment Objectives and Policies - Other Policies" and Section 5.2.1(xii) of the Partnership Agreement), voting rights (prospectus heading "Summary of Certain Provisions of the Partnership Agreement
- Voting Rights" and Article 10 of the Partnership Agreement), liquidation rights (prospectus heading "Profits and Losses, Tax Credits and Cash Distributions" and Article 4 and Article 8 of the Partnership Agreement), liability to assessment (prospectus heading "Description of the Units" and Section 3.5 of the Partnership Agreement), restrictions on alienability (prospectus heading "Transferability of Units" and Article 7 of the Partnership Agreement), and all other rights, preferences and privileges attached to the Units are set forth in the Partnership Agreement and described in the prospectus, and there is hereby incorporated herein by reference to the Partnership Agreement and prospectus all such information pursuant to Rule 12b-23(a)(3)(ii).

(e)   Market information for securities other than common equity.

      Inapplicable

(f)   American Depositary Receipts.

      Inapplicable

Item 2.  EXHIBITS

      2.1 Prospectus dated November 1, 2005, including the Registrant's Agreement of Limited Partnership included as Exhibit B to the prospectus, filed pursuant to Rule 424(b) on November 10, 2005 (SEC File No. 333-124115), is incorporated by reference, pursuant to Rule 12b-32.



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                                    SIGNATURE


      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:  October 2, 2007       WNC Housing Tax Credit Fund VI, L.P., Series 13

                             By:   WNC National Partners, LLC,
                                   General Partner

                                   By:   WNC & Associates, Inc., Managing Member


                                         By: /s/ THOMAS J. RIHA
                                         -------------------------
                                         Thomas J. Riha,
                                         Senior Vice President - Chief Financial
                                         Officer
















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


                                INDEX TO EXHIBITS



Exhibit Number                  Exhibit

      2.1 Prospectus dated November 1, 2005, including the Registrant's Agreement of Limited Partnership included as Exhibit B to the prospectus, filed pursuant to Rule 424(b) on November 10, 2005 (SEC File No. 333-124115), is incorporated by reference, pursuant to Rule 12b-32.